Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: OCTOBER 23, 2008		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2008
AND DECLARES CASH DIVIDEND

Cincinnati, OH; October 23, 2008 – LSI Industries Inc. (Nasdaq:LYTS) today:

•
reported first quarter net sales of $75,838,000, a decrease of 16% over the same period of the prior fiscal year; reported first quarter net income of $2,687,000, as compared to net income of $6,953,000 from the same period of the prior fiscal year;

•	declared a regular quarterly cash dividend of $0.05 per share payable November 10, 2008 to shareholders of record November 3, 2008; and

•	reaffirmed guidance for fiscal 2009 of net sales between $290 million and $310 million and diluted per share earnings of between $0.29 and $0.36.

Financial Summary

(In thousands, except per share data; unaudited)	Three Months Ended September 30
	2008	2007	% Change
Net Sales	$75,838	$90,001	(15.7)%

Operating Income	$4,216	$10,726	(60.7)%

Net Income	$2,687	$6,953	(61.4)%

Earnings Per Share (diluted)	$0.12	$0.32	(62.5)%

	9/30/08	6/30/08
Working Capital	$75,436	$72,863
Total Assets	$181,041	$183,540
Long-Term Debt	$1,282	$--
Shareholders’ Equity	$148,221	$148,516

LSI Industries Inc. Fiscal 2009 First Quarter Results
October 23, 2008

First Quarter Fiscal 2009 Results

Net sales in the first quarter of fiscal 2009 were $75,838,000, a decrease of 16% over last year’s first quarter net sales of $90,001,000.  The fiscal 2009 first quarter net income of $2,687,000, or $0.12 per share, decreased 61% from the $6,953,000, or $0.32 per share, reported last year in the same period.  Lighting Segment net sales increased 6% to $50.7 million (sales to the Commercial / Industrial lighting market increased 16%), and Graphics Segment net sales decreased 40% to $25.1 million.  Earnings per share represent diluted earnings per share.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “Although our first quarter operating results were ahead of both our internal estimate and the financial community’s consensus estimate, it is clear that we are facing challenging economic conditions.  Therefore, we are not revising our fiscal 2009 guidance.  We continue to believe net sales of between $290 million and $310 million and diluted per share earnings of between $0.29 and $0.36 continue to be appropriate guidance for fiscal 2009.  With respect to the bolt-on type lighting acquisition that we have been working on for the past several months, we are taking a conservative position and are now in the process of renegotiating the price and terms of this contemplated transaction.  This is necessary given the lower valuation of peer group lighting companies and our debt averse orientation in these unsettled markets.  The likelihood of successfully completing this acquisition has clearly gone down, but we are still working on finding an acceptable way to move forward.  Our Commercial / Industrial lighting sales were strong during the most recent quarter and our new Crossover™ line of solid-state LED fixtures continues to gain interest and acceptance throughout our markets.  We are also making steady progress in our program related to digital scoreboards used in sports facilities as well as offering the marketplace digital advertising through ribbon boards and billboards.  These are large and growing markets for the display of information and we clearly have the capabilities required to be successful in this business.  We feel confident we are on the right track with our solid-state activities.  The graphics business remains depressed as compared to last year as we search for new large programs and other new business to replace the major programs we recently completed.  Our balance sheet is strong with minimal debt and nearly $56 million of available credit facilities.  We have the assets, capabilities, balance sheet, management, and motivation to move forward in these unsettled times.”

Contemplated Acquisition

LSI Industries has entered into a non-binding letter of intent to acquire certain high-quality lighting products that will enhance its present product offerings and provide for additional solid-state lighting opportunities.  This contemplated acquisition is now in the process of being renegotiated and there can be no assurance that it will be completed.  At present, new terms have not been agreed upon and the likelihood of completion has diminished.

Balance Sheet

The balance sheet at September 30, 2008 included current assets of $103.4 million, current liabilities of $27.9 million and working capital of $75.4 million.  The current ratio was 3.70 to 1.  The Company has shareholders’ equity of $148.2 million, $1.3 million of long-term debt, and has borrowing capacity on its commercial bank facilities as of September 30, 2008 of $55.7 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $57 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

LSI Industries Inc. Fiscal 2009 First Quarter Results
October 23, 2008

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share payable November 10, 2008 to shareholders of record as of November 3, 2008.  LSI Industries has paid regular cash dividends since 1989.  The Company’s cash dividend policy is that the indicated annual dividend rate will be set between 50% and 70% of the expected net income for the current fiscal year.  Consideration will also be given by the Board to special year-end cash or stock dividends.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.  Accordingly, the Board established a new indicated annual cash dividend rate of $0.20 per share beginning with the first quarter of fiscal 2009 consistent with the above dividend policy.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “guidance,” “forecasts,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer and is expanding its product offering to the international markets.

Building upon its success with the Crossover™ LED canopy fixture, LSI’s Lighting Segment is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment. The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI Industries Inc. Fiscal 2009 First Quarter Results
October 23, 2008

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,500 people in fourteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2009 First Quarter Results
October 23, 2008

Condensed Statements of Operations

(in thousands, except per share data; unaudited)	Three Months Ended September 30
	2008	2007
Net sales	$75,838	$90,001
Cost of products sold	57,659	64,250
Gross profit	18,179	25,751

Selling and administrative expenses	13,963	15,025

Operating income	4,216	10,726

Interest (income) expense, net	5	(132)

Income before income taxes	4,211	10,858

Income tax expense	1,524	3,905

Net income	$2,687	$6,953

Earnings per common share

Basic	$0.12	$0.32
Diluted	$0.12	$0.32

Weighted average common shares outstanding

Basic	21,796	21,715
Diluted	21,805	22,005

Condensed Balance Sheets
(in thousands, unaudited)	September 30, 2008	June 30, 2008
Current Assets	$103,382	$104,303
Property, Plant and Equipment, net	43,757	44,754
Other Assets	33,902	34,483
	$181,041	$183,540

Current Liabilities	$27,946	$31,440
Long-Term Debt	1,282	--
Other Long-Term Liabilities	3,592	3,584
Shareholders’ Equity	148,221	148,516
	$181,041	$183,540